Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-118020 on Form S-3 of Block Financial Corporation and Registration Statement Nos. 333-118020-01 and 333-154611 on Form S-3 and Nos. 333-160957, 333-119070, 333-42143, 333-42736, 333-56400, 333-70420, and 333-106710 on Form S-8 of H&R Block, Inc. of our reports dated June 28, 2010, relating to the financial statements and financial statement schedule of H&R Block, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph regarding H&R Block, Inc.’s adoption of an accounting standard for uncertainty in income taxes on May 1, 2007) and the effectiveness of H&R Block Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of H&R Block, Inc. for the year ended April 30, 2010.
DELOITTE & TOUCHE LLP
Kansas City, Missouri
June 28, 2010